UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): September 20, 2012
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WEBSENSE, INC.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation)	000-30093 (Commission File Number)	51-0380839 (I.R.S. Employer Identification No.)

10240 Sorrento Valley Road San Diego, California 92121 (Address of principal executive offices) (Zip Code)

(858) 320-8000 (Registrant's telephone number, including area code)

N/A (Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 20, 2012, Websense, Inc. (the “Company”) and the United States Internal Revenue Service (the “IRS”) entered into a closing agreement (the “Closing Agreement”) relating to the cost sharing arrangement between the Company and its Irish subsidiary, including the amount of the cost sharing buy-in, as well as the Company's claim of research and development tax credits. As a result of the settlement under the Closing Agreement, the Company will pay an aggregate of $14.7 million in federal and state taxes, including interest, in the third quarter of 2012, slightly lower than the Company's previously expected range of $15 to $16 million. The settlement completely resolves the buy-in issue relating to the cost sharing arrangement and precludes any additional tax liability from the buy-in for 2008 and future years. The Company expects these additional tax amounts to be offset in part by $2.0 million of U.S. federal tax benefits and $2.2 million of future correlative non-U.S. tax benefits related to the Company's Irish subsidiary.

As previously disclosed in the Company's periodic reports filed with the Securities and Exchange Commission, during the first quarter of 2010 the IRS completed its audit of the Company for the tax years ended December 31, 2005 through December 31, 2007 and issued the Company a letter which outlined all of its proposed audit adjustments. The adjustments related primarily to the cost sharing arrangement between Websense, Inc. and its Irish subsidiary, including the amount of cost sharing buy-in, as well as to the Company's claim of research and development tax credits and income tax deductions for equity compensation awarded to certain executive officers. The amount of additional tax initially proposed by the IRS for the audited years totaled approximately $19.0 million, of which $14.8 million related to the amount of the cost sharing buy-in, $2.5 million related to research and development credits and $1.7 million related to equity compensation awarded to certain executive officers. The total additional tax proposed excluded interest, penalties, state income taxes and a potential reduction in tax on the Irish subsidiary. The Company disagreed with all of the proposed adjustments and submitted a formal protest to the IRS for each matter. In the third quarter of 2011, the IRS withdrew the proposed adjustment relating to equity compensation.

In the first quarter of 2012, the Company reached an agreement in principle with the IRS Appeals Office to settle the remaining audit adjustments related to the cost sharing buy-in and research and development tax credits. Due to these negotiations, the Company recorded a tax provision of $8.8 million in the quarter ended March 31, 2012. As a result of the final settlement with the IRS under the Closing Agreement, the Company will make payments in the aggregate amount of $14.7 million in the third quarter of 2012 described above, consisting of (i) $7.1 million in U.S. federal tax related to the proposed adjustments, (ii) $5.4 million in state tax and accumulated interest related to the additional federal and state taxes and (iii) $2.2 million of U.S. federal tax related to the payment of $23.4 million owed to the Company by its Irish subsidiary which will be settled through an intercompany loan agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WEBSENSE, INC.

Date: September 25, 2012	By:	/s/ Michael A. Newman
Michael A. Newman
Chief Financial Officer
(principal financial accounting officer)